EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 7th day of June, 2001, by and among WORLDWIDE PETROMOLY, INC., a Colorado corporation (the "Seller") and GILBERT GERTNER, a resident of the State of Texas ("Gertner").

         WHEREAS, the Seller owns 14,507,500 shares of common stock, $.001 par value per share of Worldwide PetroMoly Corporation (the "Shares"), a Texas corporation ("WPC") which Shares represent all of the issued and outstanding shares of the capital stock of WPC ; and

         WHEREAS, Gertner recently was the Chairman of the Board of Directors of the Seller and of WPC; and

         WHEREAS, the Seller desires to sell the Shares to Gertner on the terms and conditions set forth herein; and

         WHEREAS, Gertner desires to purchase the Shares from Seller on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                         PURCHASE AND SALE OF THE SHARES

         Section 1.1 Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) the Seller hereby agrees to sell, transfer, convey and deliver to Gertner all of the Shares and shall deliver to Gertner stock certificates representing the Shares, duly endorsed to Gertner or accompanied by duly executed stock powers in form and substance satisfactory to Gertner.

         Section 1.2 Purchase Price. As consideration for the purchase of the Shares at the Closing, Gertner shall pay to Seller $10.00 and other good and valuable consideration (the "Purchase Price").

                                   ARTICLE II
                                     CLOSING

         Section 2.1 The Closing. The closing of the transactions contemplated by this Agreement shall take place on June 7, 2001(the "Closing Date"), at the offices of Axelrod, Smith & Kirshbaum, 5300 Memorial Drive, Suite 700, Houston, Texas 77007, or at such other time and place as agreed upon among the parties hereto (the "Closing").

         Section 2.2 Delivery and Execution. At the Closing: (a) the Seller shall deliver to Gertner certificates evidencing the Shares, duly endorsed to Gertner or accompanied by duly executed stock

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powers in form and substance satisfactory to Gertner against delivery by Gertner to the Seller of the Purchase Price and (b) the conditions to closing of the Seller and Gertner as set forth in Article VI and VII, respectively, shall have been satisfied or waived in writing by the party authorized to waive such condition.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         The Seller hereby represents and warrants to Gertner as follows:

         Section 3.1 Organization. Each of the Seller and WPC(i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Seller or WPC, respectively. The authorized capital stock of WPC consists of 20,000,000 shares of common stock, $.001 par value per share, of which 14,507,500 shares are validly issued and outstanding. To the best knowledge of Seller, all of the issued and outstanding shares of capital stock of WPC are owned by the Seller and are fully paid and non-assessable. To the best knowledge of Seller, there are no existing warrants, options, rights of first refusal, conversion rights, calls, commitments or other agreements of any character pursuant to which WPC is or may become obligated to issue any of its stock or securities.

         Section 3.2 Authorization. The Seller is a corporation with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for itself. All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement by the Seller has been taken or will be taken prior to Closing. This Agreement, when duly executed and delivered, will constitute legal, valid, and binding obligations of the Seller enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

         Section 3.3 Ownership of the Shares. The Seller, to the best of its knowledge, owns, beneficially and of record the Shares free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. The Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority and upon the transfer of the Shares to Gertner as contemplated herein, Gertner will receive good and valid title thereto, free and clear, to the best of Seller's knowledge, of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (except those imposed by applicable securities laws).

         Section 3.4 No Breaches or Defaults. The execution, delivery and performance of this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with,

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constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of the Seller, (ii) to its knowledge, any material contract of the Seller, or (iii) to its knowledge, any judgment, decree or order of any court or Governmental Authority or agency to which the Seller is a party or by which the Seller or any of their respective properties is bound so as to have, in the case of subsections (ii) and (iii) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Seller taken as a whole. For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.

         Section 3.5 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

         Section 3.6 Pending Claims. There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of the Seller's knowledge, threatened with respect to the transfer to Gertner of the Shares or the performance of this Agreement by the Seller.

         Section 3.7 Disclosure. No representation or warranty of the Seller contained in this Agreement (including any exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                   OF GERTNER

         Gertner hereby represents and warrants to the Seller as follows:

         Section 4.1 Authorization. Gertner is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself. All action on the part of Gertner necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken and will be taken prior to Closing. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of Gertner enforceable against Gertner in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

         Section 4.2 Purchase for Investment. Gertner is purchasing the Shares for his own account, for investment purposes only and not with view to any public resale or other distribution thereof. Gertner acknowledges that he is an Accredited Investor as that term is defined in Rule

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501(a) of Regulation D of the Securities Act of 1933, as amended. Gertner and his representatives have received, or have had access to, and have had sufficient opportunity to review, all books, records, financial information and other information which Gertner considers necessary or advisable to enable him to make a decision concerning his purchase of the Shares, and that he possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment hereunder.

         Section 4.3 Corporate Documents. Gertner has inspected and is fully satisfied with: (i) copies of the articles of incorporation and bylaws of WPC;
(ii) the minute book of WPC containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and board of directors of WPC; (iii) the stock transfer books of WPC setting forth all transfers of its common stock; and (iv) the financial statements of WPC, a copy of which is attached hereto as Exhibit 4.3.

         Section 4.4 No Breaches or Defaults. The execution, delivery and performance of this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any material contract to which Gertner is bound or, (ii) any judgment, decree or order of any court or Governmental Authority or agency to which Gertner is a party or by which Gertner or any of his respective properties is bound so as to have, in the case of subsections (i) and (ii) above, a material adverse effect on the assets, liabilities, business or properties of Gertner taken as a whole.

         Section 4.5 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Gertner in connection with the execution and delivery by Gertner of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

         Section 4.6 Pending Claims. There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of Gertner's knowledge, threatened with respect to the transaction contemplated hereby.

         Section 4.7 Disclosure. No representation or warranty of Gertner contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                              COVENANTS OF GERTNER

         Section 5.1 Subsequent Sale of or by WPC. If, within 540 days after the Closing of the sale by Seller of the Shares to Gertner as contemplated in this Agreement (the "Sales Period"), Gertner sells, in the aggregate, more than 50% of the capital stock of WPC, or if WPC sells, in the aggregate, more than 50% of the then existing assets of WPC (collectively, the "Sales Transaction"),

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then Gertner shall deliver, or cause to be delivered, a portion of the Net
Proceeds (as hereinafter defined) of the Sales Transaction to the Seller. As used herein, "Net Proceeds" shall mean proceeds of the Sales Transaction after the payment of all expenses, costs and taxes (the "Net Proceeds"). The amount of the Net Proceeds to be paid to Seller shall be as follows:

         (A) If a Sales Transaction is consummated during the period beginning on day one and ending on day 180 of the Sales Period, then the amount to be paid to the Seller shall be ten percent (10%) of the Net Proceeds;

         (B) If a Sales Transaction is consummated during the period beginning on day 181 and ending on day 360 of the Sales Period, then the amount to be paid to the Seller shall be seven percent (7%) of the Net Proceeds; and

         (C) If a Sales Transaction is consummated during the period beginning on day 361 and ending on day 540 of the Sales Period, then the amount to be paid to the Seller shall be five percent (5%) of the Net Proceeds.

         Section 5.2 Subsequent Operating Profit of WPC. If, within the Sales Period, WPC achieves a net operating profit, as that term is defined by generally accepted accounting principals applicable to WPC, (the "Net Operating Profit") then Gertner shall cause to be delivered to the Seller a percentage (the "Percentage") of the Net Operating Profit of WPC. The Percentage of the Net Operating Profit, if any, to be paid to Seller shall be as follows:

         (A) If there is a Net Operating Profit during the period beginning on day one and ending on day 180 of the Sales Period, then the Percentage to be paid to Seller shall be ten percent (10%) of the Net Operating Profit;

         (B) If there is a Net Operating Profit during the period beginning on day 181 and ending on day 360 of the Sales Period, then the Percentage to be paid to Seller shall be seven percent (7%) of the Net Operating Profit; and

         (C) If there is a Net Operating Profit during the period beginning on day 361 and ending on day 540 of the Sales Period, then the Percentage shall be five percent (5%) of the Net Operating Profit.

                                   ARTICLE VI
                         CONDITIONS TO CLOSING OF SELLER

         Each obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VI, except to the extent that such satisfaction is waived by Seller in writing.

         Section 6.1 Representations and Warranties Correct. The representations and warranties made by Gertner in Article IV hereof shall be true and correct as of the Closing Date.

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         Section 6.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Gertner on or prior to the Closing Date shall have been performed or complied with in all respects.

         Section 6.3 Payment of Purchase Price. Gertner shall have tendered the Purchase Price for the Shares to the Seller.

         Section 6.4 Fairness Opinion. The Seller shall have received a fairness opinion, acceptable in form and substance to the Seller, with respect to the transaction contemplated hereby.

         Section 6.5 Corporate Resolutions. The Board of Directors of the Seller shall have approved and authorized the transactions contemplated herein.

         Section 6.6 Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Seller or any of its subsidiaries or assets.

         Section 6.7 Delivery of Certificate. Gertner shall have delivered to the Seller a Certificate to the effect that each of the conditions specified in
Section 6.1, 6.2 and 6.6 shall have been satisfied in all respects.

                                   ARTICLE VII
                        CONDITIONS TO CLOSING OF GERTNER

         Each obligation of Gertner to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VII, except to the extent that such satisfaction is waived by Gertner in writing.

         Section 7.1 Representations and Warranties Correct. The representations and warranties made by the Seller in Article III hereof shall be true and correct as of the Closing Date.

         Section 7.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Seller on or prior to the Closing Date shall have been performed or complied with in all respects.

         Section 7.3 Delivery of Certificates. The Seller shall have delivered certificates evidencing the Shares, duly endorsed to Gertner or accompanied by duly executed stock powers in form and substance satisfactory to Gertner.

         Section 7.4 Corporate Resolutions. The Board of Directors of the Seller shall have approved and authorized the transactions contemplated herein.

         Section 7.5 Fairness Opinion. The Seller shall have received a fairness opinion, acceptable in form and substance to the Seller, with respect to the transaction contemplated hereby.

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         Section 7.6 Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Gertner or any of his assets.

         Section 7.7 Delivery of Certificate. The Seller shall have delivered to Gertner a Certificate to the effect that each of the conditions specified in
Section 7.1, 7.2, 7.4 and 7.6 shall have been satisfied in all respects.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         Section 8.1 Indemnification from the Seller. The Seller hereby agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to Gertner), and hold Gertner, his affiliates, assigns, agents and legal counsel ( the "Gertner Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys' fees and costs of any suit related thereto) suffered or incurred by any of the Gertner Group arising from (a) any misrepresentation by, or breach of any covenant or warranty of the Seller contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Seller hereunder (b) any nonfulfillment of any agreement on the part of the Seller under this Agreement or (c) any liabilities of WPC incurred other than in the ordinary course of WPC's business consistent with past practices, which may have occurred subsequent to the Closing Date of the Agreement and Plan of Merger between and among Small Town Radio, Inc., Worldwide PetroMoly, Inc., Petro Merger, Inc., Gilbert Gertner and certain individual shareholders of Small Town Radio, Inc. ( the "Merger Agreement") and at or prior to the Closing Date of this transaction.

         Section 8.2 Indemnification from Gertner. Gertner agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Seller) and hold the Seller, its officers, directors, employees, agents, legal counsel, successors and assigns (the "Seller's Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonably attorneys' fees and costs of any suit related thereto) suffered or incurred by any of the Seller's Group, arising from
(a) any misrepresentation by, or breach of any covenant or warranty of Gertner contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Gertner hereunder (b) any nonfulfillment of any agreement on the part of Gertner under this Agreement or
(c) any liabilities of WPC, except for any liabilities of WPC incurred other than in the ordinary course of WPC's business consistent with past practices, subsequent to the Closing Date of the Merger Agreement, and at or prior to the Closing Date of this transaction.

         Section 8.3 Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event not less than fifteen (15) days prior to any hearing date or other date by which action must be taken); provided that the failure of any

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indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

         Section 8.4 Default of Indemnification Obligation. If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individual's or entities' absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys' fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

         Section 9.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

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                  (a)      if to the Seller:

                           Small Town Radio and Worldwide PetroMoly, Inc. 12600 Deerfield Parkway, Suite 100
                           Apharetta, Georgia 30004
                           Attn: Chief Executive Officer
                           Telephone No.:   (678) 455-6193
                           Facsimile No.: (___) ______________________

                           with a copy to:

                           Paul, Hastings, Janofsky & Walker, LLP
                           600 Peachtree Street, Suite 2400
                           Atlanta, Georgia 30308
                           Attn: Wayne Shortridge, Esq.
                           Telephone No.:   (404) 815-2214
                           Facsimile No.:    (404) 815-2424

                  (b)      if to Gertner:

                           Gilbert Gertner
                           c/o Worldwide Petromoly Corporation
                           1300 Post Oak Blvd., Suite 1985
                           Houston, Texas 77056
                           Telephone No.: 713-892-5823
                           Facsimile No.: 713-892-5825

                           with a copy to:

                           Robert D. Axelrod, Esq.
                           Axelrod, Smith & Kirshbaum
                           5300 Memorial Drive, Suite 700
                           Houston, Texas 77007
                           Telephone No.: 713-861-1996
                           Facsimile No.:  713-552-0202

         A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three
(3) business days after dispatch.

         Section 9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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         Section 9.4 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto.

         Section 9.5 Survival of Representations, Warranties and Covenants. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement for a period of eighteen (18) months.

         Section 9.6 Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both Seller and Gertner. With respect to any announcement that any of the parties is required by law or stock exchange regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement.

         Section 9.7 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

         Section 9.8 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

         Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

         Section 9.10 Costs and Expenses. Each party hereto shall pay to its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

         Section 9.11 Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

         Section 9.12 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of the Seller or its Subsidiaries) or entity that is not a party to this Agreement.



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                                         WORLDWIDE PETROMOLY, INC.

                                          By: /s/ Lance Rosmarin
                                          __________________________________

                                          Its:  President
                                          __________________________________




                                             /s/ Gilbert Gertner
                                          ----------------------------------
                                                 Gilbert Gertner



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